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                                                                      Exhibit 12

                             COOPER INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)

                                                 Six Months Ended
                                                  June 30,
                                         -------------------------
                                             2003          2002
                                         ----------     ----------
Interest Expense                         $   39,600     $   34,300

Capitalized Interest                              -              -

Estimated Interest Portion of
    Rent Expense                              6,033          6,998
                                         ----------     ----------

Fixed Charges                            $   45,633     $   41,298
                                         ==========     ==========

Income From Continuing
    Operations Before Income Taxes       $  164,800     $  160,900

Add:     Fixed Charges                       45,633         41,298

Less:    Equity in (Earnings) / Losses
         of Less Than 50% Owned
         Companies                           (1,363)        (1,798)
                                         ----------     ----------

Earnings Before Fixed Charges            $  209,070     $  200,400
                                         ==========     ==========

Ratio of Earnings to Fixed Charges            4.6x           4.9x

                                                 Year Ended December 31,              Year Ended December 31,
                                         ----------------------------------------    -------------------------
                                            2002           2001           2000          1999           1998
                                         ----------     ----------     ----------    ----------     ----------
Interest Expense                         $   74,500     $   84,700     $  100,300    $   55,200     $  101,900

Capitalized Interest                              -          1,462          3,946             -              -

Estimated Interest Portion of
    Rent Expense                             14,679         13,369         15,614        13,948         12,352
                                         ----------     ----------     ----------    ----------     ----------

Fixed Charges                            $   89,179     $   99,531     $  119,860    $   69,148     $  114,252
                                         ==========     ==========     ==========    ==========     ==========

Income From Continuing
    Operations Before Income Taxes       $  280,200     $  316,400     $  549,900    $  518,600     $  523,600

Add:     Fixed Charges                       89,179         98,069        115,914        69,148        114,252

Less:    Equity in (Earnings) / Losses
         of Less Than 50% Owned
         Companies                           (2,969)        (2,922)        (3,367)       (1,069)           595
                                         ----------     ----------     ----------    ----------     ----------

Earnings Before Fixed Charges            $  366,410     $  411,547     $  662,447    $  586,679     $  638,447
                                         ==========     ==========     ==========    ==========     ==========

Ratio of Earnings to Fixed Charges             4.1x           4.1x           5.5x          8.5x           5.6x